Exhibit 99.1

Molekule Reports First Quarter 2023 Financial Results

Q1 2023 Revenues of $8.3 Million Exceed Guidance

Announces Q2 2023 Revenue Guidance of Approximately $12 Million Up Approximately 45% with Substantially Improved EBITDA Due to Significant Increases in Gross Profit and Operating Leverage, All as Compared to Q1 2023

Remains on Target to Achieve Full Year Fiscal 2023 Revenue Guidance of Between $60-$70 Million

PALM BEACH GARDENS, Fla., May 16, 2023 // -- Molekule Group, Inc. (“Molekule” or the “Company”) (Nasdaq: MKUL), an emerging leader in air purification technology solutions, systems for healthcare and commercial smart building applications, and individual consumer protection, today reported financial results for the three months ended March 31, 2023 (“Q1 2023”).

First Quarter 2023 Financial and Operational Highlights

(Unless otherwise stated, comparisons are made between Q1 2023 and Q1 2022 results)

•	Revenues were $8.3 million.

•	Gross profit was $3.7 million, a gross profit margin of 44%.

•	Operating loss was $10.2 million, or $8.1 million on an adjusted basis to exclude $2.1 million of one-time costs associated primarily with acquisitions.

•	Net loss from operations was $9.9 million, or $0.35 per share, including the one-time costs referred to above.

•	Changed the Company name to Molekule Group, Inc. and began trading under a new ticker symbol (NASDAQ: MKUL), upon completion of the merger with Molekule, Inc. (“Molekule Merger”) on January 12, 2023.

•	Announced it had executed a definitive agreement on February 26, 2023 to acquire Aura Smart Air Ltd. (“Aura”), an Israeli-based technology company currently listed on the Tel Aviv Stock Exchange, in an all-stock merger with a value of approximately $10 million. The acquisition of Aura will substantially improve the Company’s Indoor Air Quality (“IAQ") monitoring, internet-of-things (“IoT”) device control, and AI-enabled software to create healthier indoor environments and meet customers’ growing IAQ and sustainability needs, accelerating the Company’s business-to-business growth strategy. The completion of the merger with Aura is subject to customary closing conditions.

Recent Developments

•	Bolstered its balance sheet by completing a $10.0 million private placement by completing a single institutional investor, as well as agreeing with our principal lender, subject to documentation, to defer approximately $6.1 million of principal payments through Q1 2025.

•	Together with Aura, has expanded its presence in the global education market through multiple deployments and orders, with education industry sales having recently reached nearly $4 million.

o	Installed base in schools recently hit over 11,000 air purifiers, including some of the largest school districts in the U.S.

•	Announced Molekule and Veterans Integrated Services Network (“VISN 23”) entered into a second one-year agreement, with an option for up to five years, for Molekule to provide Veterans Affairs (“VA”) center employees and veterans with real-time, IAQ monitoring and control systems across three VA service centers.

o	Having successfully completed a one-year deployment, the Company believes the new agreement will further demonstrate the versatility of its technology while delivering the potential to expand deployment across all 18 VISNs in the VHA network, which includes over 1,200 facilities.

•	Launched new Alexa skill commands for any Alexa-enabled device via the Alexa app. Commands such as turning devices on or off, changing fan speeds or modes, and status checks for filters and indoor air quality better enable consumers to control their air purification devices while generating opportunities for increased revenue.

•	Strengthened senior leadership team with the appointment of Ryan Patch to the role of Chief Legal Officer, Corporate Secretary and Senior Vice President.

Management Commentary

“I am very proud of the results we achieved during our first quarter as a combined company,” said Jason DiBona, Chief Executive Officer of Molekule. “Through the powerful combination of Molekule and AeroClean we are executing on the immense opportunities available in the rapidly growing IAQ industry. We believe our integration is proceeding exceptionally well with Q1 2023 revenue of $8.3 million exceeding our guidance for the quarter. We also provided guidance for sequential, organic revenue growth of approximately 45% for Q2 2023. Additionally, we are well on target to deliver substantially improved Q2 2023 EBITDA due to a significant increase in gross profit and operating leverage.”

Mr. DiBona added, “We view innovation leadership and ease of use as a clear differentiator to capitalize on the estimated $15 billion global air purification market. By bringing together Molekule and AeroClean, and with the addition of Aura’s sensor, software and IoT technologies, we are positioned to deliver a comprehensive, turn-key service on a subscription basis that enables customers to monitor and control IAQ from a single location on a multi-location, enterprise-wide basis. We believe our Safe Air-as-a-Service platform will empower our customers to facilitate safer air environments across various locations including school campuses, office buildings, and healthcare facilities in support of their sustainability and ESG goals.

Mr. DiBona concluded, “We’ve had a solid start to the year, and we anticipate further exciting developments as we fully integrate Aura’s technology onto our platform. Our large range of FDA-cleared premium air purification products, SaaS solutions and IoT capabilities puts us in the enviable position of being able to deliver best-in-class solutions that meet the evolving needs of our customers. We’ve strengthened our balance sheet to advance our initiatives to grow our B2B business through deployment of our software and technology platform in target industry verticals. We have already realized cost and operational synergies from the Molekule Merger, identified additional synergies to be implemented and will continue to evaluate the cost structure of the combined business following the completion of the proposed merger with Aura. Through optimization and integration of our combined operations, we intend to accelerate the development of software solutions driving sales growth and margin expansion through recurring revenues from our service offerings and sales of consumables. We are committed to our mission to foster cleaner indoor air everywhere and to execute on our goal to become the leading provider of indoor air quality solutions.”

First Quarter 2023 Financial Results and Highlights

Revenues for the three months ended March 31, 2023 were approximately $8.3 million.

For the three months ended March 31, 2023, we incurred approximately $13.7 million of selling, general and administrative (“SG&A”) expenses. SG&A expenses were primarily driven by salaries and wages (approximately $3.8 million), legal fees and public company costs (approximately $2.8 million), stock-based compensation (approximately $1.5 million), sales and marketing (approximately $1.4 million) and rent expense (approximately $0.9 million). On an adjusted basis to exclude one-time costs of approximately $2.0 million, SG&A was approximately $11.6 million.

The change in fair value of the warrant liability was a non-cash gain of approximately $1.7 million resulting from a decrease in the fair value of the warrant liability.

Our net loss was approximately $9.9 million, or $0.35 per share for the three months ended March 31, 2023. On an adjusted basis to exclude approximately $2.0 million of one-time costs, net loss was approximately $7.9 milllion, or $0.27 per share.

Total current assets were approximately $40.5 million and total current liabilities were approximately $20.4 million as of March 31, 2023. Net working capital as of March 31, 2023, was approximately $20.1 million. Cash was approximately $7.3 million as of March 31, 2023.

Financial results and analyses are available on the Company’s investor relations website: https://investors.molekule.com/.

About Molekule

Molekule is on a mission to provide clean indoor air to everyone, everywhere. With the largest range of proprietary, FDA-cleared air purification devices on the market, Molekule is providing consumers, business owners and medical professionals with hardware and software solutions to better understand and improve indoor air quality. Its Air Pro, Air Mini+ and Pūrgo™ purification devices can be applied to virtually any indoor space, including homes, classrooms, offices, hospitals and more. For more information and customer reviews, visit https://investors.molekule.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current beliefs and expectations of our management and are subject to known and unknown risks and uncertainties. Words or expressions such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “may,” “will,” “projects,” “could,” “should,” “would,” “seek,” “forecast,” or other similar expressions help identify forward-looking statements. Factors that could cause actual events to differ include, but are not limited to:

•	general economic conditions in the markets where we operate;

•	the impact of the COVID-19 pandemic and related prophylactic measures;

•	expected timing of regulatory approvals and product launches;

•	non-performance of third-party vendors and contractors;

•	risks related to our ability to successfully sell our products and the market reception to and performance of our products;

•	our compliance with, and changes to, applicable laws and regulations;

•	our limited operating history;

•	our ability to manage growth;

•	our ability to obtain additional financing when and if needed;

•	our ability to expand product offerings;

•	our ability to compete with others in our industry;

•	our ability to protect our intellectual property;

•	the ability of certain stockholders to determine the outcome of matters that require stockholder approval;

•	our ability to retain the listing of our common stock on Nasdaq;

•	our ability to defend against legal proceedings;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors;

•	the risk that the merger between Molekule and Aura may not be completed; and

•	other economic, business, competitive, and regulatory factors affecting the businesses of the Company generally, including but not limited to those set forth in Molekule’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Molekule’s latest annual report on Form 10-K, as amended, and other SEC filings.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Although we believe that the expectations reflected in the forward-looking statements are reasonable based on information currently available, we cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of the date of this release. We assume no obligation to revise or update any of the forward-looking statements to reflect events or circumstances after the date of this release or to reflect new information or the occurrence of unanticipated events.

Contacts:

Media Contacts
Press@molekule.com

Investor Relations Contacts
Ryan Tyler — Chief Financial Officer, Molekule
Ryan.Tyler@molekule.com

MATTIO Communications
molekule@mattio.com

Financial Statements

MOLEKULE GROUP, INC. AND SUBSIDIARIES

Balance Sheets

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS

Cash	$7,285,691	$22,062,657
Other current assets	33,179,061	2,722,296
Total current assets	40,464,752	24,784,953
Non-current assets	88,019,131	4,373,933
Total assets	$128,483,883	$29,158,886

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$20,386,508	$4,562,253
Non-current liabilities	44,358,782	4,893,431
Total liabilities	64,745,290	9,455,684
Total equity	63,738,593	19,703,202
Total liabilities and stockholders' equity	$128,483,883	$29,158,886

MOLEKULE GROUP, INC. AND SUBSIDIARIES

Statements of Operations

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Product revenues	$8,349,422	$6,733
Cost of sales	4,674,259	3,764
Gross profit	3,675,162	2,969
Operating expenses:
Selling, general and administrative	13,665,614	2,142,224
Research and development	243,779	531,483
Total operating expenses	13,909,393	2,673,707
Loss from operations	(10,234,231)	(2,670,738)
Change in fair value of warrant liability	1,726,000	—
Interest expense	(1,248,677)	—
Other expense	(176,498)	—
Total other income	300,825	—
Loss before income tax benefit	(9,933,406)	(2,670,738)
Income tax benefit	—	92,774
Net loss	$(9,933,406)	$(2,577,964)
Net loss per share:
Basic and diluted	$(0.35)	$(0.19)
Weighted-average common shares outstanding:
Basic and diluted	28,889,604	13,877,636

MOLEKULE GROUP, INC. AND SUBSIDIARIES

Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Net cash flows used in operating activities	(16,044,027)	(1,827,477)
Net cash flows used in investing activities	2,554,919	(28,075)
Net cash flows provided by financing activities	(171,968)	-
Net increase in cash	(13,661,076)	(1,855,552)
Cash, beginning of period	22,062,657	19,629,649
Cash, end of period	$8,401,581	$17,774,097

Supplemental schedule of non-cash activities:
Cash paid for interest	$1,247,267	-
Supplemental schedule investing activities:
Net asset acquired from Molekule, Inc.	$52,466,073	$-